UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2023

HEARTBEAM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-41060	47-4881450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2118 Walsh Avenue, Suite 210
Santa Clara, CA 95050
(Address of principal executive offices, including zip code)

(408) 899-4443
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BEAT	NASDAQ
Warrant	BEATW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2023, the Board of Directors (the “Board”) of HeartBeam, Inc. (the “Company”) approved the appointment of Mark Strome and Ken Nelson as directors of the Company (the “Appointments”) effective as of June 5, 2023. To accommodate the Appointments, the Board approved increasing the Board size from five to seven directors. Mr. Strome will serve on the Compensation Committee. At the time of this filing, Mr. Nelson is not serving on a Board of Directors committee.

Mr. Strome, 66, combines over 40 years of experience in the investment management and securities industry. Mr. Strome is the Founder, Chief Investment Officer, and Chairman at Strome Investment Management, L.P. and Strome Group, Inc. Under his leadership, Mr. Strome’s investment management company has managed private placement hedge fund investments focusing on non-traditional investments including commodities, currencies, bankruptcy reorganizations, and numerous venture capital and private equity investments. Previously, he was a Portfolio Manager at Kayne Anderson. He has also been involved in the founding and incubation of numerous publicly traded companies and several successful private companies. These include Pulse Biosciences, and iWood Studios, a company that creates original content for film and TV. Mr. Strome has been a member of the Board of Directors of multiple companies over the last three decades. He has served as a Director at Endurance Ventures, National Water and Power, Eco-Duro Corporation, NWP Services Corporation and Mobil Satellite Ventures. He serves as Member of Advisory Board at Global Analytics, Inc. He is a Trustee for New Roads School and Big Bear Foundation and serves on the Board of Advisors of John Hopkins Medical Center.

Mark earned a Bachelor of Science in Engineering from Old Dominion University and Master of Science in Economics from the University of California at Berkeley.

Ken Nelson, 48, is a 20 year digital health, medical device, and remote patient monitoring executive and innovator. Over the past 10 years, Ken has led commercial efforts for disruptive technologies in the digital health, wearables, and cardiac remote patient monitoring industries for 3 of the top 4 market share players in cardiac digital health and remote patient monitoring including BioTelemetry as VP of Sales, iRhythm as VP of Sales & Marketing, and Bardy Diagnostics as Chief Commercial Officer. Most recently, he served as Head of Digital Health, Diagnostics, and Monitoring for Biotronik, a leading cardiac digital health and medical device company. Mr. Nelson currently serves as partner in the Medtech Advantage Fund, which has an exclusive partnership with Medtech Innovator, the largest medtech and digital health startup accelerator globally. In addition, he serves as Chairman of the Board for CardiaCare, and is an active board member in a handful of other disruptive cardiac digital health and medtech startups.

Ken earned a Bachelor of Arts in Economics from Vanderbilt University and is a graduate of Phillips Exeter Academy.

Family Relationships

Mr. Strome and Mr. Nelson do not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Strome and Mr. Nelson reportable under Item 404(a) of Regulation S-K.

On June 8, 2023, the Company issued a press release announcing the Appointments. A copy of the press release is filed hereto as Exhibits 99.1 and is incorporated herein by reference.

Additionally, Mr. Brounstein, the Company’s Chief Financial Officer, announced plans to retire and his resignation will be effective October 31, 2023. Mr. Brounstein has been an important member of the Executive Team at HeartBeam since 2015. He has agreed to provide CFO advisory services as needed to assure, in our opinion, a smooth transition.

Item 9.01. Exhibits.

Exhibit Number	Description

99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HeartBeam, Inc.

Date: June 8, 2023	By:	/s/ Richard Brounstein
	Name:	Richard Brounstein
	Title:	Chief Financial Officer